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[TRANSACT TECHNOLOGIES INCORPORATED LOGO]

                          TRANSACT TECHNOLOGIES REPORTS
                           FIRST QUARTER 2005 RESULTS

Wallingford, CT, May 4, 2005 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the three months ended March 31, 2005.

Revenues for the first quarter of 2005 were $12.0 million, compared to $15.1 million in the same period a year ago. The Company achieved net income for the first quarter of 2005 of $0.2 million compared to net income of $1.3 million in the same period of 2004. Earnings per share for the three months ended March 31, 2005 were $0.02 per diluted share compared to $0.12 per diluted share a year ago.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "First quarter results were clearly impacted by the significant decline in slot machine sales into the domestic casino market. This slowdown has overshadowed the general strength and performance we are experiencing in our other markets and the important progress we are making with the growth initiatives we set in motion earlier this year."

Mr. Shuldman continued, "Our strategy of increasing our investment into the growth elements of our business during this slowdown is beginning to show signs of taking hold. Helping to offset some of the weakness in the domestic casino market was the more than tripling of our international gaming sales - a direct result of the investment in the expansion of our sales team and worldwide distribution network. We remain optimistic that our international gaming sales will continue to increase, especially given the two recent international deals we announced in April. In addition, POS sales, excluding banking, grew by more than 50% over the same quarter of 2004. This growth was well beyond the overall growth rate of the POS market, and was driven largely by the additions we made to our sales team. In fact, we experienced increased sales across most of our POS products. We are optimistic that the year-over-year growth rate in sales of POS products we achieved in the first quarter will continue into the second quarter. Finally, sales from our new TransAct Services Group grew by over 6% in the first quarter of 2005 compared to the first quarter of 2004. We believe that the growth of the TransAct Services Group will accelerate throughout the remainder of 2005 as the additional sales staff and our new service center in Las Vegas ramp up and gain momentum."

POS and Banking market revenues were $3.9 million in the first quarter of 2005 compared to $5.0 million in the first quarter of 2004. The sales decline was strictly due to a decline in the project- oriented banking portion of this business unit. Gaming and Lottery market revenues for the first quarter of 2005 were $5.5 million compared to $7.6 million in the same period of 2004. Gaming and Lottery revenues declined in the first quarter, as the growth in both international gaming printer sales and lottery market sales were not enough to overcome the significant downturn in domestic casino slot machine sales that began in December 2004. Revenues from the TransAct Services Group, which includes spare parts, consumables and services, increased 6% to $2.6 million in the first quarter of 2005 from $2.5 million in the year-ago period, reflecting the Company's growing installed base of printers and increased focus on the after-market business.

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      Steven A. DeMartino, Executive Vice President and Chief Financial Officer
of TransAct Technologies, commented, "We made strategic investments in our business as we used our solid balance sheet to position Transact for future growth. With our new business unit structure and the additional sales and service facilities recently opened, we are now putting the systems in place to enable us to streamline and more cost effectively manage the increased complexity of our business as it grows, and to deliver value to our shareholders in the long-term. Even with these investments, we still ended the quarter with $7.6 million in cash and cash equivalents and no debt. In addition, on March 29, 2005, we announced that our Board of Directors approved a stock repurchase program. We are authorized to repurchase up to $10 million of the Company's outstanding shares of common stock from time to time in the open market over the next 3 years, depending on market conditions, share price and other factors."

      LOOKING FORWARD

      Mr. Shuldman said, "We expect the significant downturn in domestic casino slot machine sales to continue at least through our second quarter. However, we are pleased with the results of our growth initiatives and remain optimistic about the momentum we have achieved in the POS portion of our POS and Banking unit and sales into the international casino slot machine market, and from our Services Group. We are also encouraged about the future of our project-oriented banking business as we are now working on an increasing number of banking opportunities. Once the domestic casino market rebounds, we expect revenues in our Gaming business to increase, and we believe we will gain market share as our organizational changes and initiatives take effect. We are now better positioned than ever to grow our market share in this portion of the business, as IGT recently received approval from the Nevada Gaming Control Board for our Epic 950(TM) printer, and we expect to have IGT notification for additional approvals from other jurisdictions by the end of June 2005."

Mr. Shuldman concluded, "In the second quarter of 2005, we anticipate revenues will be between $13 million and $14 million, and we expect net income for the second quarter of 2005 will be in the range of $0.03 to $0.05 per diluted share. As we experience the full-quarter effect from the strategic decisions we have made, including the addition of sales and marketing staff and expenses associated with the opening and expansion of our service centers, we expect to incur higher operating expenses in the second quarter than in the first quarter of 2005. However, some increased expenses, such as employment and recruiting fees related to the new hires should not recur beyond the second quarter."

INVESTOR CONFERENCE CALL / WEBCAST DETAILS

TransAct will review detailed first quarter 2005 results and forward looking guidance during a conference call today at 5:00PM EDT. The conference call-in number is 913-981-5520. A replay of the call will be available from 8:00PM EDT on Wednesday, May 4 through midnight EDT on Wednesday, May 11 by telephone at 719-457-0820. The password for the replay is 8804483. Investors can also access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED

TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ithaca(R) name. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and banking, and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands

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and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

FOR TRANSACT TECHNOLOGIES:

Steve DeMartino, Chief Financial Officer, 203-269-1198 Ext. 6059 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", "project" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe and Latin America; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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

                       TRANSACT TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                Three months ended
(In thousands, except per share amounts)             March 31,
                                               ---------------------
                                                 2005         2004
                                               --------     --------
Net sales                                      $ 12,036     $ 15,075
Cost of sales                                     8,359        9,657
                                               --------     --------

Gross profit                                      3,677        5,418
                                               --------     --------
Operating expenses:
   Engineering, design and product
     development                                    731          614
   Selling and marketing                          1,349        1,362
   General and administrative                     1,364        1,332
                                               --------     --------
                                                  3,444        3,308
                                               --------     --------

Operating income                                    233        2,110
                                               --------     --------
Other income (expense):
   Interest, net                                     20          (10)
   Other, net                                        (1)          (3)
                                               --------     --------
                                                     19          (13)
                                               --------     --------
Income before income taxes                          252        2,097
Income tax provision                                 89          755
                                               --------     --------

Net income                                     $    163     $  1,342
                                               ========     ========
Net income available to common
shareholders                                   $    163     $  1,165

Net income per common share:
   Basic                                       $   0.02     $   0.13
   Diluted                                     $   0.02     $   0.12

Shares used in per share calculation:
   Basic                                         10,010        8,966
   Diluted                                       10,452        9,800

               SUPPLEMENTAL INFORMATION - SALES BY BUSINESS UNIT:

                                                Three months ended
                                                     March 31,
                                               ---------------------
                                                 2005        2004
                                               --------     --------
Point of sale and banking                      $  3,954     $  5,006
Gaming and lottery                                5,471        7,608
TransAct services group                           2,611        2,461
                                               --------     --------
   Total net sales                             $ 12,036     $ 15,075
                                               ========     ========

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                       TRANSACT TECHNOLOGIES INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                               March 31,   December 31,
(In thousands)                                    2005         2004
                                               ---------   ------------
ASSETS:
Current assets:
   Cash and cash equivalents                   $   7,596   $    8,628
   Receivables, net                                9,145        8,910
   Inventories                                     8,038        8,074
   Refundable income taxes                           510          510
   Deferred tax assets                             2,565        2,370
   Other current assets                              554          586
                                               ---------   ----------
     Total current assets                         28,408       29,078
                                               ---------   ----------
Fixed assets, net                                  3,666        3,177
Goodwill, net                                      1,469        1,469
Deferred tax assets                                  274          274
Other assets                                          91          101
                                               ---------   ----------
                                                   5,500        5,021
                                               ---------   ----------
   Total assets                                $  33,908   $   34,099
                                               =========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
   Accounts payable                            $   2,999   $    3,804
   Accrued liabilities                             3,559        3,812
   Accrued restructuring                             420          420
   Deferred revenue                                  931          717
                                               ---------   ----------
     Total current liabilities                     7,909        8,753
                                               ---------   ----------
Accrued restructuring                                925        1,034
Accrued product warranty                             140          153
Deferred revenue                                     427          444
                                               ---------   ----------
                                                   1,492        1,631
                                               ---------   ----------
   Total liabilities                               9,401       10,384
                                               ---------   ----------

Shareholders' equity:
   Common stock                                      102          100
   Additional paid-in capital                     18,922       17,401
   Retained earnings                               7,275        7,112
   Unamortized restricted stock compensation      (1,958)      (1,067)
   Accumulated other comprehensive income            166          169
                                               ---------   ----------
     Total shareholders' equity                   24,507       23,715
                                               ---------   ----------
                                               $  33,908   $   34,099
                                               =========   ==========

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